[LETTERHEAD OF TROOP MEISINGER STEUBER & PASICH, LLP]

                            April 21, 1998


Networks Electronic Corp.
9750 De Soto Avenue
Chatsworth, CA  91311


Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Networks Electronic Corp., a California corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 100,000 shares of Common Stock (the "Shares"), of the Company issuable pursuant to the Company's 1996 Stock Incentive Plan (the "Plan").

     We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.


                         Respectfully submitted,

                         /S/ Troop Meisinger Steuber & Pasich, LLP

                         TROOP MEISINGER STEUBER & PASICH, LLP